Exhibit (h)(12)



                                                                     APPENDIX I

Fund:         Investors Cash Trust
Series:       Government Securities Portfolio
Class:        Service Shares


                  AMENDED FEE SCHEDULE FOR AMENDED AND RESTATED
                ADMINISTRATION AND SHAREHOLDER SERVICES AGREEMENT


         Pursuant to Section 2 of the Administration and Shareholder Services Agreement to which this Appendix is attached, the Fund and Scudder Distributors, Inc. agree that the administrative service fee will be computed at an annual rate of 0.05 of 1% of the average daily net assets of the Class, as defined in the Agreement.


INVESTORS CASH TRUST                          SCUDDER DISTRIBUTORS, INC.


By:      /s/Mark S. Casady                    By:      /s/Thomas V. Bruns
         ----------------------------                  ------------------------
Title:   President                            Title:   President



Dated:  July 1, 2001